Exhibit 99.1

Solar Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2012 Financial Results; Declares Quarterly Dividend of $0.60 Per Share for First Fiscal Quarter 2013

NEW YORK—(BUSINESS WIRE)—February 25, 2013—Solar Capital Ltd. (NASDAQ: SLRC), today reported earnings of $23.3 million, or $0.60 per share for the quarter ended December 31, 2012 and $115.8 million, or $3.11 per share, for the fiscal year ended December 31, 2012. Net investment income was $24.2 million, or $0.63 per share, for the fourth quarter and $81.9 million, or $2.20 per share, for the fiscal year. Excluding non-recurring expenses of $7.3 million relating to the Company’s new $525 million credit facility and $75 million senior secured notes issuance, net investment income for the fiscal year would have been $87.8 million, or $2.36 per share. Net asset value (NAV) per share of $22.70 at December 31, 2012, unchanged during the quarter, increased from $22.02 at December 31, 2011.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.60 per share for its first fiscal quarter of 2013, which will be payable on April 2, 2013 to stockholders of record on March 21, 2013. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2013 calendar year.

HIGHLIGHTS:

At December 31, 2012:

Investment Portfolio: $1.4 billion

Number of Portfolio Companies: 40

Net Assets: $878.3 million

Net Asset Value per share: $22.70

Portfolio Activity for the Quarter Ended December 31, 2012:

Investments made during the quarter: $329.8 million

Investments repaid and sold during the quarter: $112.1 million

Portfolio Activity for the Fiscal Year Ended December 31, 2012:

Investments made during the year: $611.6 million

Investments repaid and sold during the year: $325.2 million

Operating Results for the Quarter Ended December 31, 2012:

Net investment income: $24.2 million

Net realized and unrealized losses: $0.9 million

Net increase in net assets from operations: $23.3 million

Net investment income per share: $0.63

Operating Results for the Fiscal Year Ended December 31, 2012:

Net investment income: $81.9 million

Net realized and unrealized gains: $33.8 million

Net increase in net assets from operations: $115.8 million

Net investment income per share: $2.20

“During 2012, we took advantage of the heated conditions in the capital markets to reset our capital structure, and we remained conservative on the investment side. We believe this approach should fortify long-term shareholder value,” said Michael Gross, Chairman & CEO of Solar Capital Ltd. “The strategic investment in the portfolio company, Crystal Financial, provides us with a new source of investment income from an asset that carries a highly attractive and diversified senior secured risk-return profile. Post the funding of Crystal Financial and our equity raise in January, we have over $400 million of credit capacity to deploy in attractive investment opportunities.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Tuesday, February 26, 2013.

All interested parties may participate in the conference call by dialing (866) 713-8562 approximately 5-10 minutes prior to the call, international callers should dial (617) 597-5310. Participants should reference Solar Capital Ltd. and the participant passcode of 91957415 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, www.solarcapltd.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website. Additionally, a replay dial-in will be available until March 12, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 10043476. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the year ended December 31, 2012, we originated approximately $496.8 million of investments in 9 new portfolio companies, and approximately $114.8 million was invested in 8 existing portfolio companies. Investments sold or prepaid during the fiscal year ended December 31, 2012 totaled $325.2 million.

At December 31, 2012, our portfolio consisted of 40 portfolio companies and was invested 33.7% in senior secured loans, 19.7% in Crystal Financial, 32.0% in subordinated debt, 10.9% in preferred equity and 3.7% in non-Crystal Financial common equity and warrants, measured at fair value. Considering Crystal Financial’s underlying portfolio, approximately 57% of the total fair value is invested in secured assets.

The weighted average yield on our combined debt and preferred investment portfolio at fair value was 14.2% at December 31, 2012.

On a cost basis, 39.6% or $532.7 million of our income-producing investment portfolio is held in floating rate securities and 60.4% or $811.3 million are fixed rate securities. Considering Crystal Financial’s underlying portfolio, our floating rate exposure is approximately 45%.

Our adviser Solar Capital Partners has invested approximately $3.4 billion in more than 120 different portfolio companies since it was founded in 2006. Over the same period, Solar Capital Partners completed transactions with more than 90 different financial sponsors.

Recent Portfolio Developments

On December 28, 2012, we invested $275 million to acquire substantially all of the outstanding equity of Crystal Financial, a commercial finance company focused on providing asset-based and other secured financing solutions. At the time of closing, Crystal Financial had 25 loans outstanding to 22 different borrowers. All loans were floating rate with the largest loan outstanding totaling $40.3 million. The average loan size was $18.1 million and none of the loans were on non-accrual status. Crystal Financial’s $250 million credit facility, which is non-recourse to Solar Capital, had approximately $143 million of borrowings outstanding at December 28, 2012, and the company had approximately $130 million of capital available to invest.

Results of Operations for the Twelve Months Ended December 31, 2012 compared to the Twelve Months Ended December 31, 2011.

Investment Income

For the fiscal years ended December 31, 2012 and 2011, gross investment income totaled $153.3 million and $138.9 million, respectively. The increase in gross investment income for the fiscal year was primarily due to an increase in the average size of the income-producing portfolio as compared to the previous fiscal year.

Expenses

Net expenses totaled $71.3 million and $57.0 million, respectively, for the fiscal years ended December 31, 2012 and 2011. The increase in net expenses from 2011 to 2012 was primarily due to an increase in interest and other debt related expenses, including $7.3 million of expenses related to the replacement of our existing revolving credit facility with a new and expanded credit facility and expenses related to issuing our senior secured notes during 2012.

Net Investment Income

The Company’s net investment income totaled $81.9 million and $81.9 million, or $2.20 and $2.25 on a per average share basis, respectively, for the fiscal years ended December 31, 2012 and 2011.

Net Realized Gains (Losses) on Investments, Foreign Currencies and Derivatives

The Company had investment sales and prepayments totaling approximately $325.2 million and $338.1 million, respectively, for the fiscal years ended December 31, 2012 and 2011. Net realized losses for the fiscal years ended December 31, 2012 and 2011 were $(32.5) million and $(2.4) million, respectively. Net realized losses incurred during 2012 were primarily related to the restructuring of our investment in DSW Group, Inc. which reversed out previously recognized unrealized depreciation as well as the realization of previously recognized unrealized foreign exchange losses on our GBP denominated investment in Weetabix that was repaid in full at par during the fiscal year. As our foreign exchange risk is generally hedged, foreign currency gains were realized in prior periods.

Net Unrealized Appreciation (Depreciation) on Investments, Foreign Currencies and Derivatives

For the fiscal years ended December 31, 2012 and 2011, the net change in unrealized appreciation (depreciation) on the Company’s investments, derivatives and foreign currencies totaled $66.4 million and ($18.2) million, respectively. For the fiscal year ended December 31, 2012, net appreciation was driven by general market improvements, modest yield tightening as well as the reversal of unrealized depreciation on our investment in DSW Group, Inc. in connection with our investment having been restructured during fiscal 2012.

Net Increase (Decrease) in Net Assets Resulting From Operations

For the fiscal years ended December 31, 2012 and 2011, the Company had a net increase in net assets resulting from operations of $115.8 million and $61.3 million, respectively. For the years ended December 31, 2012 and 2011, earnings per average share were $3.11 and $1.68, respectively.

Liquidity and Capital Resources

On November 16, 2012, we issued $100 million in aggregate principal amount of 6.75% unsecured senior notes due 2042 for net proceeds of $96.9 million.

As of December 31, 2012, we had a total of $310.5 million of unused borrowing capacity under our revolving credit facilities, subject to borrowing base limits.

On January 11, 2013, the Company closed on a follow-on public equity offering of 6.3 million shares of common stock at $24.40 per share raising approximately $146.9 million in net proceeds.

Financial Statements and Tables

SOLAR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	December 31, 2012	December 31, 2011
Assets
Investments at fair value:
Companies less than 5% owned (cost: $856,134 and $1,062,844, respectively)	$831,306	$955,769
Companies 5% to 25% owned (cost: $167,564 and $41,819, respectively)	165,406	35,820
Companies more than 25% owned (cost: $408,373 and $47,910, respectively)	398,810	53,454

Total investments (cost: $1,432,071 and $1,152,573, respectively)	1,395,522	1,045,043
Cash and cash equivalents	15,039	11,787
Interest and dividends receivable	15,147	9,763
Deferred offering costs	450	469
Deferred financing costs	4,228	3,635
Derivatives	17	649
Fee revenue receivable	—	4,379
Receivable for investments sold	—	3,225
Prepaid expenses and other receivables	—	481

Total assets	1,430,403	1,079,431

Liabilities
Revolving credit facilities	264,452	201,355
Unsecured senior notes	100,000	—
Senior secured notes	75,000	—
Term loan	50,000	35,000
Dividends payable	23,217	—
Payable for investments purchased	21,756	22,443
Investment advisory and management fee payable	6,612	5,277
Performance-based incentive fee payable	6,050	5,203
Interest payable	2,406	1,063
Administrative services fee payable	1,058	1,069
Deferred fee revenue	—	318
Other accrued expenses and payables	1,579	1,762

Total liabilities	552,130	273,490

Net Assets
Common stock, par value $0.01 per share 38,694,060 and 36,608,038 shares issued and outstanding, respectively, 200,000,000 shares authorized	387	366
Paid-in capital in excess of par	978,279	928,180
Undistributed net investment income	—	2,245
Distributions in excess net investment income	(4,662)	—
Accumulated net realized losses	(55,631)	(18,379)
Net unrealized depreciation	(40,100)	(106,471)

Total net assets	$878,273	$805,941

Net Asset Value Per Share	$22.70	$22.02

SOLAR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share amounts)

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$6,174	$6,963	$670
Companies 5% to 25% owned	20,176	—	7,673
Companies less than 5% owned	126,903	131,937	116,298

Total investment income	153,253	138,900	124,641

EXPENSES:
Investment advisory and management fees	23,647	20,596	18,296
Performance-based incentive fee	20,481	20,476	17,305
Interest and other credit facility expenses	11,777	9,212	14,276
Administrative services fee	3,294	1,638	1,294
Other general and administrative expenses	4,535	4,326	3,930

Total operating expenses	63,734	56,248	55,101

Net investment income before debt issuance and related expenses and income tax expense	89,519	82,652	69,540
Debt issuance and related expenses	7,303	—	—
Income tax expense	289	748	328

Net investment income	81,927	81,904	69,212

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCIES AND DERIVATIVES:
Net realized gain (loss) on investments:
Companies more than 25% owned	$11,299	$—	$—
Companies 5% to 25% owned	—	784	16,397
Companies less than 5% owned	(36,864)	3,092	(55,762)

Net realized gain (loss) on investments	(25,565)	3,876	(39,365)
Net realized gain (loss) on foreign currencies and derivatives:	(6,972)	(6,038)	397

Total net realized loss before income taxes	(32,537)	(2,162)	(38,968)
Income tax expense	—	231	—

Net realized loss	(32,537)	(2,393)	(38,968)

Net change in unrealized gain (loss) on investments	70,981	(20,190)	113,508
Net change in unrealized gain (loss) on foreign currencies & derivatives	(4,610)	1,994	(1,867)

Net change in unrealized gain (loss)	66,371	(18,196)	111,641

Net realized and unrealized gain (loss) on investments, foreign currencies and derivatives	33,834	(20,589)	72,673

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$115,761	$61,315	$141,885

Earnings per share	$3.11	$1.68	$4.27

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Richard Pivirotto

(212) 994-8543